PROSPECTUS

                                                FILED PURSUANT TO RULE 424(B)(4)
                                            REGISTRATION STATEMENT NO. 333-68949

                             24,000,000 SECURITIES

                              CITIGROUP CAPITAL VI

            6 7/8% CAPITAL SECURITIES (TRUPS-REGISTERED TRADEMARK-)

                             $25 LIQUIDATION AMOUNT
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                                 CITIGROUP INC.

                                     [LOGO]
                             ---------------------

    A brief description of the 6 7/8% capital securities can be found under "Summary Information-Q&A" in this prospectus.

    Application will be made to list the 6 7/8% capital securities on the New York Stock Exchange, Inc. If approved for listing, Citigroup expects the 6 7/8% capital securities will begin trading on the New York Stock Exchange, Inc. within 30 days after they are first issued.

    YOU ARE URGED TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6, WHERE SPECIFIC RISKS ASSOCIATED WITH THESE 6 7/8% CAPITAL SECURITIES ARE DESCRIBED, ALONG WITH THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

    Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    These securities are not deposits or savings accounts. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
                            ------------------------

                                                                                         PER CAPITAL
                                                                                           SECURITY             TOTAL
                                                                                      ------------------  ------------------
Public offering price...............................................................        $25.00           $600,000,000
Underwriting commissions to be paid by Citigroup Inc................................         (1)                 (1)
Proceeds to Citigroup Capital VI....................................................        $25.00           $600,000,000

------------------------

(1) Underwriting commissions of $0.7875 per capital security, or $18,900,000 for all 6 7/8% capital securities, will be paid by Citigroup Inc.; except that for sales of 10,000 or more 6 7/8% capital securities to a single purchaser, the commissions will be $0.50 per capital security.

    Citigroup expects that the 6 7/8% capital securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 23, 1999.

    "TRUPS" is a registered service mark of Salomon Smith Barney Inc.

                            ------------------------

Salomon Smith Barney
       A.G. Edwards & Sons, Inc.
               Merrill Lynch & Co.
                       Morgan Stanley Dean Witter
                               PaineWebber Incorporated
                                       Prudential Securities Incorporated

March 18, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary Information-Q&A....................................................................................           3
Risk Factors...............................................................................................           6
Where You Can Find More Information........................................................................           9
Citigroup Inc..............................................................................................          10
Use of Proceeds............................................................................................          10
Ratio of Income to Fixed Charges and Ratio of Income to Combined Fixed Charges Including Preferred Stock
  Dividends................................................................................................          11
Accounting Treatment.......................................................................................          11
Capitalization.............................................................................................          12
Description of the Capital Securities......................................................................          13
Description of the Junior Subordinated Debt Securities.....................................................          25
Description of Guarantee...................................................................................          35
Effect of Obligations Under the Junior Subordinated Debt Securities and the Guarantee......................          38
United States Federal Income Taxation......................................................................          39
ERISA Considerations.......................................................................................          43
Underwriting...............................................................................................          45
Legal Matters..............................................................................................          47
Experts....................................................................................................          47

                            SUMMARY INFORMATION-Q&A

    This summary provides a brief overview of the key aspects of Citigroup and the 6 7/8% capital securities. You should carefully read this prospectus to understand fully the terms of the capital securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the capital securities. You should pay special attention to the "Risk Factors" section beginning on page 6 of this prospectus to determine whether an investment in the capital securities is appropriate for you.

WHAT ARE THE CAPITAL SECURITIES?

    Each capital security represents an undivided beneficial interest in the assets of Citigroup Capital VI. Each capital security will entitle the holder to receive quarterly cash distributions as described in this prospectus. Citigroup Capital is offering 24,000,000 capital securities at a price of $25 for each capital security.

WHO IS CITIGROUP CAPITAL?

    Citigroup Capital is a Delaware business trust. Its principal place of business is c/o Citigroup Inc., 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

    All of the common securities of Citigroup Capital will be owned by Citigroup Inc. (formerly Travelers Group Inc.). Citigroup Capital will use the proceeds from the sale of the capital securities and the common securities to buy a series of 6 7/8% junior subordinated deferrable interest debentures due March 15, 2029 from Citigroup with the same financial terms as the capital securities.

WHO IS CITIGROUP INC.?

    Citigroup Inc. is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Asset Management, and Investment Activities.

    The mailing address of Citigroup's principal executive office is 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE CAPITAL SECURITIES?

    Citigroup Capital's only source of cash to make payments on the capital securities are payments on the junior subordinated debt securities it purchases from Citigroup.

    If you purchase the capital securities, you are entitled to receive cumulative cash distributions at an annual rate of 6 7/8% of the liquidation amount of $25 per capital security. Distributions will accumulate from the date Citigroup Capital issues the capital securities and will be paid quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning May 15, 1999.

WHEN WILL PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

    If Citigroup defers interest payments on the junior subordinated debt securities, Citigroup Capital generally will defer distributions on the capital securities for up to 20 consecutive quarterly periods. A deferral of distributions cannot extend, however, beyond March 15, 2029.

    During any deferral period, except as described on page 28, Citigroup will not be permitted to:

    - pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock, or make any guarantee payments relating to the foregoing; or

    - make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debt securities.

WHEN CAN CITIGROUP CAPITAL REDEEM THE CAPITAL SECURITIES?

    Citigroup Capital must redeem all of the outstanding capital securities on March 15, 2029.

    Some or all of the capital securities may be redeemed before March 15, 2029 on one or more occasions any time on or after March 15, 2004. Also the capital securities may be redeemed, in whole or in part, at any time if certain changes in tax, investment company or bank regulatory law occur and certain other conditions are satisfied. See "Description of the Capital Securities--Special Event Redemption" on page 15.

WHAT IS CITIGROUP'S GUARANTEE OF THE CAPITAL SECURITIES?

    Citigroup's guarantee of the capital securities consists of:

    - its obligations to make payments on the junior subordinated debt securities;

    - its obligations under the capital securities guarantee; and

    - its obligations under the amended and restated declaration of trust of Citigroup Capital, which sets forth the terms of Citigroup Capital.

    Citigroup has irrevocably guaranteed that if a payment on the junior subordinated debt securities is made to Citigroup Capital but, for any reason, Citigroup Capital does not make the corresponding distribution or redemption payment to the holders of the capital securities, then Citigroup will make the payments directly to the holders of the capital securities. The guarantee does not cover payments when Citigroup Capital does not have sufficient funds to make payments on the capital securities.

    Citigroup's obligations under the guarantee are subordinated as described on page 37.

WHEN COULD THE JUNIOR SUBORDINATED DEBT SECURITIES BE DISTRIBUTED TO YOU?

    Citigroup has the right to dissolve Citigroup Capital at any time. If Citigroup terminates Citigroup Capital, Citigroup Capital will redeem the capital securities by distributing the junior subordinated debt securities to holders of the capital securities and the common securities on a ratable basis. If the junior subordinated debt securities are distributed, Citigroup will use it best efforts to list the junior subordinated debt securities on the New York Stock Exchange, Inc., or any other exchange on which the capital securities are then listed.

WILL THE CAPITAL SECURITIES BE LISTED ON A STOCK EXCHANGE?

    Application will be made to list the capital securities on the NYSE. If approved for listing, Citigroup Capital expects the capital securities will begin trading on the NYSE within 30 days after they are first issued.

WILL HOLDERS OF THE CAPITAL SECURITIES HAVE ANY VOTING RIGHTS?

    Generally, the holders of the capital securities will not have any voting rights. See "Description of the Capital Securities--Voting Rights."

IN WHAT FORM WILL THE CAPITAL SECURITIES BE ISSUED?

    The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your capital securities and that your broker will maintain your position in the capital securities. Citigroup Capital expects that the capital securities will be ready for delivery through DTC on or about March 23, 1999.

                                  RISK FACTORS

    Your investment in the capital securities will involve several risks. You should carefully consider the following discussion of risks, and the other information in this prospectus, before deciding whether an investment in the capital securities is suitable for you.

CITIGROUP IS NOT REQUIRED TO PAY YOU UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBT SECURITIES UNLESS IT FIRST MAKES OTHER REQUIRED PAYMENTS.

    Citigroup's obligations under the junior subordinated debt securities will rank junior to all of Citigroup's senior indebtedness as described on page 26. This means that Citigroup cannot make any payments on the junior subordinated debt securities if it defaults on a payment of senior indebtedness and does not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, Citigroup's obligations under the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of Citigroup's subsidiaries.

    Citigroup's obligations under the guarantee are subordinated to all of its other liabilities as described on page 37.

    This means that Citigroup cannot make any payments on the guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of Citigroup, its assets would be available to pay obligations under the guarantee only after Citigroup made all payments on its other liabilities.

    Neither the capital securities, the junior subordinated debt securities nor the guarantee limit the ability of Citigroup and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debt securities and the guarantee. See "Description of Guarantee--Status of the Guarantee" and "Description of the Junior Subordinated Debt Securities--Subordination" on pages 37 and 26, respectively.

CITIGROUP IS NOT REQUIRED TO PAY YOU UNDER THE GUARANTEE IF CITIGROUP CAPITAL DOES NOT HAVE CASH AVAILABLE.

    The ability of Citigroup Capital to make payments on the capital securities is solely dependent upon Citigroup making the related payments on the junior subordinated debt securities when due.

    If Citigroup defaults on its obligations to make payments on the junior subordinated debt securities, Citigroup Capital will not have sufficient funds to make payments on the capital securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Page 13 discusses your options if this happens.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND MAY ADVERSELY AFFECT THE TRADING PRICE OF THE CAPITAL SECURITIES.

    If distributions on the capital securities are deferred, you will be required to recognize interest income for United States federal income tax purposes in respect of your ratable share of the interest on the junior subordinated debt securities held by Citigroup Capital before you receive any cash distributions relating to this interest. In addition, you will not receive this cash if you sold the capital securities before the end of any deferral period or before the record date relating to distributions which are paid.

    Citigroup has no current intention of deferring interest payments on the junior subordinated debt securities and believes that such deferral is a remote possibility. However, if Citigroup exercises its right in the future, the capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt securities. If you sell the capital securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the capital securities. In addition, the existence of Citigroup's right to defer payments of interest on the junior subordinated debt securities may mean that the market price for the capital securities, which represent an undivided beneficial interest in the junior subordinated debt securities, may be more volatile than other securities that do not have these rights.

    See "United States Federal Income Taxation" on page 39 for more information regarding the tax consequences of purchasing, holding and selling the capital securities.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE CAPITAL SECURITIES THROUGH THEIR MATURITY DATE -- THEY MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX, INVESTMENT COMPANY OR BANK REGULATORY LAW OCCUR.

    If certain changes, which are more fully described below, in tax, investment company or bank regulatory law occur and are continuing, and certain other conditions which are more fully described below are satisfied, the capital securities could be redeemed by Citigroup Capital within 90 days of the event at a redemption price equal to $25 per security plus any accrued and unpaid distributions. See "Description of the Capital Securities--Distribution of the Junior Subordinated Debt Securities" and "--Special Event Redemption" on pages 16 and 15, respectively.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE CAPITAL SECURITIES THROUGH THEIR MATURITY DATE -- THEY MAY BE REDEEMED AT THE OPTION OF THE COMPANY.

    The capital securities may be redeemed, in whole, at any time, or in part, from time to time, on or after March 15, 2004 at a redemption price equal to $25 per capital security plus any accrued and unpaid distributions to the redemption date. You should assume that this redemption option will be exercised if Citigroup is able to refinance at a lower interest rate or it is otherwise in the interest of Citigroup to redeem the junior subordinated debt securities. If the junior subordinated debt securities are redeemed, Citigroup Capital must redeem the capital securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt securities to be redeemed. See "Description of the Capital Securities--Mandatory Redemption of Trust Securities" and "Description of the Junior Subordinated Debt Securities--Optional Redemption" on pages 15 and 27, respectively.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE CAPITAL SECURITIES OR THE JUNIOR
SUBORDINATED DEBT SECURITIES; THEREFORE, YOU MAY SUFFER A LOSS.

    Citigroup Capital and Citigroup cannot give you any assurance as to the market prices for the capital securities or the junior subordinated debt securities that may be distributed in exchange for capital securities. Accordingly, the capital securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that a holder of capital securities may receive in exchange for capital securities, may trade at a discount to the price that the investor paid to purchase the capital securities. As a result of the right to defer payments on the capital securities, the market price of the capital securities may be more volatile than the market prices of other securities to which such optional deferrals do not apply.

THERE COULD BE AN ADVERSE TAX CONSEQUENCE TO YOU IF CITIGROUP TERMINATES CITIGROUP CAPITAL AND DISTRIBUTES JUNIOR SUBORDINATED DEBT SECURITIES TO HOLDERS, RESULTING IN POSSIBLE TAX AND LIQUIDITY CONSEQUENCES TO YOU.

    Citigroup has the right to terminate Citigroup Capital at any time, so long as it obtains any required regulatory approval. If Citigroup decides to exercise its right to terminate Citigroup Capital,

Citigroup Capital will redeem the capital securities and common securities by distributing the junior subordinated debt securities to holders of the capital securities and common securities on a ratable basis.

    Under current United States federal income tax law, a distribution of junior subordinated debt securities to you on the dissolution of Citigroup Capital should not be a taxable event to you. However, if Citigroup Capital is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debt securities to you may be a taxable event to you.

THERE MAY BE NO TRADING MARKET FOR THE JUNIOR SUBORDINATED DEBT SECURITIES IF CITIGROUP CAPITAL DISTRIBUTES THEM TO YOU.

    Although Citigroup will use its best efforts to list the junior subordinated debt securities on the NYSE, or any other exchange on which the capital securities are then listed, if they are distributed, Citigroup cannot assure you that the junior subordinated debt securities will be approved for listing or that a trading market will exist for those securities.

SINCE YOU HAVE LIMITED VOTING RIGHTS, YOU CANNOT PREVENT THE CITIGROUP CAPITAL TRUSTEES FROM TAKING ACTIONS YOU MAY NOT AGREE WITH.

    You will have limited voting rights. In particular, except for the limited exceptions described below, only Citigroup can elect or remove any of Citigroup Capital trustees. See "Description of the Capital Securities--Voting Rights" on page 19.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act of 1933, Citigroup and the subsidiary trusts filed a registration statement (No. 333-68949) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information. Citigroup has filed the exhibits discussed in this prospectus with the registration statement, and you should read the exhibits carefully for provisions that may be important to you.

    Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

    (a) Annual Report on Form 10-K for the year ended December 31, 1998; and

    (b) Current Report on Form 8-K filed on January 25, 1999.

    All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of
(1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

    You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

    Treasurer
    Citigroup Inc.
    153 East 53(rd) Street
    New York, NY 10043
    212-559-1000
                            ------------------------

    You should only rely on the information contained or incorporated by reference in this prospectus. Citigroup has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information Citigroup previously filed with the SEC and incorporated by reference, is accurate as of the date of the applicable document. Citigroup's business, financial condition, results of operations and prospects may have changed since that date.

                                 CITIGROUP INC.

    Citigroup Inc. is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Asset Management, and Investment Activities.

    Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal bank regulatory authorities, state insurance departments, and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

    Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

    Citigroup's principal office is located at 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

                                USE OF PROCEEDS

    All of the net proceeds from the sale of the capital securities will be invested by Citigroup Capital in junior subordinated debt securities of Citigroup. Citigroup will use the proceeds from the sale of the junior subordinated debt securities to Citigroup Capital for general corporate purposes, principally to:

    - fund the business of its operating units;

    - fund investments in, or extensions of credit or capital contributions to, its subsidiaries; and

    - lengthen the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

    In order to fund its businesses, Citigroup expects to incur additional indebtedness in the future. See "Capitalization."

                   RATIO OF INCOME TO FIXED CHARGES AND RATIO
    OF INCOME TO COMBINED FIXED CHARGES INCLUDING PREFERRED STOCK DIVIDENDS

    The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years.

                                                                                 YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                    1998       1997       1996       1995       1994
                                                                  ---------  ---------  ---------  ---------  ---------
Ratio of income to fixed charges (excluding interest on
  deposits).....................................................       1.57       1.71       1.88       1.65       1.41

Ratio of income to fixed charges (including interest on
  deposits).....................................................       1.33       1.43       1.51       1.39       1.25

Ratio of income to combined fixed charges including preferred
  stock dividends (excluding interest on deposits)..............       1.54       1.66       1.80       1.56       1.34

Ratio of income to combined fixed charges including preferred
  stock dividends (including interest on deposits)..............       1.32       1.41       1.48       1.35       1.21

                              ACCOUNTING TREATMENT

    The financial statements of Citigroup Capital will be reflected in Citigroup's consolidated financial statements with the capital securities reflected in "Company or subsidiary obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of-- Company."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of Citigroup at December 31, 1998, and as adjusted to give effect to the issuance of the capital securities.

                                                                                           AT DECEMBER 31, 1998
                                                                                         ------------------------
                                                                                         OUTSTANDING  AS ADJUSTED
                                                                                         -----------  -----------
                                                                                          (DOLLARS IN MILLIONS)
Debt:
  Investment banking and brokerage borrowings..........................................   $  14,040    $  14,040
  Short-term borrowings................................................................      16,112       16,112
  Long-term debt.......................................................................      48,671       48,671
                                                                                         -----------  -----------
    Total debt.........................................................................      78,823       78,823
                                                                                         -----------  -----------
Redeemable Preferred Stock--Series I...................................................         140          140
                                                                                         -----------  -----------
Company or subsidiary obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of--
  Company..............................................................................       1,700        2,300
  Subsidiaries.........................................................................       2,620        2,620
Stockholders' equity:
  Preferred stock at aggregate liquidation value.......................................       2,313        2,313
  Common stock and additional paid-in capital (net of treasury stock)..................       4,140        4,140
  Retained earnings....................................................................      35,971       35,971
  Accumulated other changes in equity from nonowner sources............................         781          781
  Unearned compensation................................................................        (497)        (497)
                                                                                         -----------  -----------
    Total stockholders' equity.........................................................      42,708       42,708
                                                                                         -----------  -----------
Total capitalization...................................................................   $ 125,991    $ 126,591
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                     DESCRIPTION OF THE CAPITAL SECURITIES

    The capital securities will be issued pursuant to the terms of the amended and restated declaration of trust of Citigroup Capital. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939. The institutional trustee, The Chase Manhattan Bank, will act as indenture trustee under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the capital securities is not intended to be complete and is qualified by the declaration, the Business Trust Act of the State of Delaware and the Trust Indenture Act. A copy of the declaration is filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

    The declaration authorizes the regular trustees to issue on behalf of Citigroup Capital the trust securities, which represent undivided beneficial interests in the assets of Citigroup Capital. All of the common securities will be owned, directly or indirectly, by Citigroup. The common securities rank equally, and payments will be made on the common securities on a ratable basis, with the capital securities. If an event of default under the declaration occurs and continues, however, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The declaration does not permit the issuance by Citigroup Capital of any securities other than the trust securities or the incurrence of any indebtedness by Citigroup Capital.

    Pursuant to the declaration, the institutional trustee will hold title to the junior subordinated debt securities purchased by Citigroup Capital for the benefit of the holders of the trust securities. The payment of distributions out of money held by Citigroup Capital, and payments upon redemption of the capital securities or liquidation of Citigroup Capital out of money held by Citigroup Capital, are guaranteed by Citigroup to the extent described under "Description of Guarantee." The guarantee will be held by The Chase Manhattan Bank, the guarantee trustee, for the benefit of the holders of the capital securities. The guarantee does not cover payment of distributions when Citigroup Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of capital securities is to:

    - vote to direct the institutional trustee to enforce the institutional trustee's rights under the junior subordinated debt securities; or

    - if the failure of Citigroup Capital to pay distributions is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities, sue Citigroup for enforcement of payment to such holder of the principal or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the capital securities of such holder on or after the respective due date specified in the junior subordinated debt securities.

DISTRIBUTIONS

    Distributions on the capital securities will be fixed at a rate per annum of 6 7/8% of the stated liquidation amount of $25 per capital security. Distributions not paid when due, or would be due, if not for any extension period or default by Citigroup on the junior subordinated debt securities, will themselves accumulate additional interest at the annual rate of 6 7/8% thereof compounded quarterly. When this prospectus refers to any payment of distributions, distributions include any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the capital securities will be cumulative, will accrue from and including March 23, 1999, and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 1999. When, as and if available for payment, distributions will be made by the institutional trustee, except as otherwise described below.

    The distribution rate and the distribution payment dates and other payment dates for the capital securities will correspond to the interest rate and interest payment dates and other payment dates on the junior subordinated debt securities.

    Deferral of Distributions. Citigroup has the right under the indenture to defer interest payments on the junior subordinated debt securities for an extension period not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable. A deferral of interest payments cannot extend, however, beyond the maturity of the junior subordinated debt securities. As a consequence of Citigroup's extension of the interest payment period, quarterly distributions on the capital securities would be deferred during any such extended interest payment period. During an extension period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accrue interest. In the event that Citigroup exercises its right to extend the interest payment period, then:

    (1) Citigroup shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment relating thereto other than

       - repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

       - as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

       - the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

    (2) Citigroup may not make any payment of interest on or principal of, or premium, if any, on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

The foregoing, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any extension period, Citigroup may further extend such extension period, so long as such extension period, together with all such previous and further extensions of such period, may not exceed 20 consecutive quarterly interest periods. An extension period cannot extend, however, beyond the maturity of the junior subordinated debt securities.

    Upon the termination of any extension period and the payment of all amounts then due, Citigroup may commence a new extension period which must comply with the above requirements. Consequently, there could be up to 60 extension periods of varying lengths throughout the term of the junior subordinated debt securities. The regular trustees shall give the holders of the capital securities notice of any extension period upon their receipt of notice thereof from Citigroup. If distributions are deferred, the deferred distributions and accrued interest on such distributions shall be paid to holders of record of the capital securities as they appear on the books and records of Citigroup Capital on the record date next following the termination of such deferral period. See "Description of the Junior Subordinated Debt Securities--Interest" and "--Option to Extend Interest Payment Period."

    Payment of Distributions. Distributions on the capital securities will be payable to the extent that Citigroup Capital has funds available for the payment of such distributions in its property account. Citigroup Capital's funds available for distribution to the holders of the capital securities will be limited to payments received from Citigroup on the junior subordinated debt securities. The payment of distributions out of monies held by Citigroup Capital is guaranteed by Citigroup to the extent set forth under "Description of Guarantee." See "Description of the Junior Subordinated Debt Securities."

    Distributions on the capital securities will be payable to the holders named on the securities register of Citigroup Capital at the close of business on the relevant record dates. As long as the capital securities remain in book-entry only form, the record date will be one business day before the distribution dates. Such distributions will be paid through the institutional trustee who will hold amounts received in respect of the junior subordinated debt securities in the Property Account for the benefit of the holders of the trust securities. Unless any applicable laws and regulations and the provisions of the declaration state otherwise, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

    In the event that the capital securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the capital securities are listed and, if none, the regular trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the capital securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day which is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such record date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close.

MANDATORY REDEMPTION OF TRUST SECURITIES

    The capital securities have no stated maturity date but will be redeemed upon the maturity of the junior subordinated debt securities or to the extent the junior subordinated debt securities are redeemed. The junior subordinated debt securities will mature on March 15, 2029, and may be redeemed, in whole or in part, at any time on or after March 15, 2004. The junior subordinated debt securities can also be redeemed at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event.

    Upon the maturity of the junior subordinated debt securities, the proceeds of their repayment shall simultaneously be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the junior subordinated debt securities, whether in whole or in part, either at the option of Citigroup or pursuant to a Tax Event, an Investment Company Event or a Regulatory Capital Event, Citigroup Capital will use the cash it receives upon the redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 nor more than 60 days' notice. In the event that fewer than all of the outstanding capital securities are to be redeemed, the capital securities will be redeemed on a ratable basis as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. See "--Special Event Redemption" and "Description of the Junior Subordinated Debt Securities--Optional Redemption."

SPECIAL EVENT REDEMPTION

    "Tax Event" means that the regular trustees will have received an opinion of a nationally recognized independent tax counsel experienced in such matters which states that, as a result of any:

    - amendment to, or change in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States; or

    - amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this prospectus, there is more than an insubstantial risk that:

    - Citigroup Capital would be required to pay United States federal income tax relating to income accrued or received on the junior subordinated debt securities;

    - interest payable to Citigroup Capital on the junior subordinated debt securities would not be deductible by Citigroup for United States federal income tax purposes; or

    - Citigroup Capital would be required to pay more than a minimal amount of other taxes, duties or other governmental charges.

    "Investment Company Event" means that the regular trustees will have received an opinion of a nationally recognized independent counsel experienced in such matters which states that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Citigroup Capital is or will be considered an "investment company" which is required to be registered under the 1940 Act.

    "Regulatory Capital Event" means that if Citigroup determines, based on an opinion of counsel experienced in such matters, who may be an employee of Citigroup or any of its affiliates, that, as a result of

    - any amendment to, clarification of or change in applicable laws or regulations or official interpretations thereof or policies with respect thereto or

    - any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

there is more than an insubstantial risk that the capital securities will no longer constitute Tier I Capital of Citigroup or any bank holding company of which Citigroup is a subsidiary for purposes of the capital adequacy guidelines or policies of the Board of Governors of the Federal Reserve System or its successor as Citigroup's primary federal banking regulator.

    This prospectus refers to a Tax Event, an Investment Company Event or a Regulatory Capital Company Event as a "Special Event." Provided that Citigroup obtains any required regulatory approval, if a Special Event occurs and continues, Citigroup may, upon not less than 30 nor more than 60 days' notice, redeem the junior subordinated debt securities, in whole or in part, for cash within 90 days following the occurrence of such Special Event. Following such redemption, trust securities with an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed shall be redeemed by Citigroup Capital at the redemption price on a ratable basis. If, however, at the time there is available to Citigroup or Citigroup Capital the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that will have no adverse effect on Citigroup Capital, Citigroup or the holders of the trust securities, then Citigroup or Citigroup Capital will pursue such measure instead of redemption.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    Citigroup will have the right at any time to dissolve Citigroup Capital. After satisfaction of the liabilities of creditors of Citigroup Capital as provided by applicable law, Citigroup Capital may cause junior subordinated debt securities to be distributed to the holders of the capital securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the capital securities then outstanding. Prior to any such dissolution, Citigroup will obtain any required regulatory approvals.

    If the junior subordinated debt securities are distributed to the holders of the capital securities, Citigroup will use its best efforts to cause the junior subordinated debt securities to be listed on the NYSE or on such other exchange as the capital securities are then listed.

    After the date for any distribution of junior subordinated debt securities upon dissolution of Citigroup Capital:

    - the capital securities will no longer be deemed to be outstanding;

    - the securities depositary or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered upon such distribution; and

    - any certificates representing capital securities not held by the depositary or its nominee will be deemed to represent junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such capital securities until such certificates are presented to Citigroup or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for either the capital securities or the junior subordinated debt securities that may be distributed in exchange for the capital securities if a dissolution and liquidation of Citigroup Capital were to occur. This means that the capital securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, or the junior subordinated debt securities that an investor may receive if a dissolution and liquidation of Citigroup Capital were to occur, may trade at a discount to the price that the investor paid to purchase the capital securities offered by this prospectus.

REDEMPTION PROCEDURES

    Citigroup Capital may not redeem fewer than all of the outstanding capital securities unless all accrued and unpaid distributions have been paid on all capital securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If (1) Citigroup Capital gives an irrevocable notice of redemption of the capital securities, and (2) Citigroup has paid to the institutional trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities, then, by 12:00 noon, New York City time, on the redemption date, the institutional trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price. Citigroup Capital will also give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the capital securities.

    Once notice of redemption is given and funds are irrevocably deposited, distributions will cease to accrue and all rights of holders of capital securities called for redemption will cease, except the right of the holders to receive the redemption price but without interest on such redemption price. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

    If payment of the redemption price for any capital securities is improperly withheld or refused and not paid either by Citigroup Capital, or by Citigroup pursuant to the guarantee, distributions on such capital securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price. See "--Book-Entry Only Issuance--The Depository Trust Company."

    In the event that fewer than all of the outstanding capital securities are to be redeemed, the capital securities will be redeemed in accordance with the depositary's standard procedures. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Citigroup or its subsidiaries may, at any time, and from time to time, purchase outstanding capital securities by tender, in the open market or by private agreement, provided that it complies with United States federal securities laws and any other applicable laws.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    This prospectus refers to any voluntary or involuntary liquidation, dissolution, winding-up or termination of Citigroup Capital as a "liquidation." If a liquidation occurs, the holders of the capital securities will be entitled to receive out of the assets of Citigroup Capital, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per capital security plus accrued and unpaid distributions thereon to the date of payment. But such holders won't receive such distribution if Citigroup instead distributes on a ratable basis to the holders of the capital securities junior subordinated debt securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the capital securities outstanding at such time. See "--Distribution of the Junior Subordinated Debt Securities."

    If this distribution can be paid only in part because Citigroup Capital has insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by Citigroup Capital on the capital securities shall be paid on a ratable basis. The holders of the common securities will be entitled to receive distributions upon any such liquidation on a ratable basis with the holders of the capital securities. However, if a declaration event of default has occurred and is continuing, the capital securities shall have a preference over the common securities with regard to such distributions.

    Pursuant to the declaration, Citigroup Capital shall terminate:

    (1) on March 23, 2054, the expiration of the term of Citigroup Capital;

    (2) upon the bankruptcy of Citigroup or the holder of the common securities;

    (3) upon (a) the filing of a certificate of dissolution or its equivalent regarding the holder of the common securities or Citigroup, the filing of a certificate of cancellation regarding Citigroup Capital, or the revocation of the charter of the holder of the common securities or Citigroup and (b) the expiration of 90 days after the date of revocation without a reinstatement thereof;

    (4) upon the distribution of junior subordinated debt securities to holders of capital securities;

    (5) upon the entry of a decree of a judicial dissolution of the holder of the common securities, Citigroup or Citigroup Capital; or

    (6) upon the redemption of all the trust securities.

DECLARATION EVENTS OF DEFAULT

    An "indenture event of default" is an event of default under the indenture and also constitutes a "declaration event of default," which is an event of default under the declaration relating to the trust securities. Pursuant to the declaration, however, the holder of the common securities will be deemed to have waived any declaration event of default relating to the common securities until all declaration events of default relating to the capital securities have been cured, waived or otherwise eliminated. Until such declaration events of default relating to the capital securities have been so cured, waived, or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the capital securities. Only the holders of the capital securities will have the right to direct the institutional trustee as to matters under the declaration, and therefore the indenture. In the event that any declaration event of default relating to the capital securities is waived by the holders of the capital securities as provided in the declaration, the holders of common securities pursuant to the declaration have agreed that such waiver also constitutes a waiver of such declaration event of default relating to the common securities for all purposes under the declaration without any further act, vote or consent of the holders of common securities. See "--Voting Rights."

    If the institutional trustee fails to enforce its rights under the junior subordinated debt securities, any holder of capital securities may directly institute a legal proceeding against Citigroup to enforce these rights without first suing the institutional trustee or any other person or entity. If a declaration event of default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable, or in the case of redemption, the redemption date, then a holder of capital securities may also bring a direct action. This means that a holder may directly sue for enforcement of payment to such holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the capital securities of such holder on or after the respective due date specified in the junior subordinated debt securities. Such holder need not first (1) direct the institutional trustee to enforce the terms of the junior subordinated debt securities or (2) sue Citigroup to enforce the institutional trustee's rights under the junior subordinated debt securities.

    In connection with such direct action, Citigroup will be subrogated to the rights of such holder of capital securities under the declaration to the extent of any payment made by Citigroup to such holder of capital securities in such direct action. This means that Citigroup will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that such holder receives or has already received full payment relating to such unpaid distribution from Citigroup Capital. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

    Upon the occurrence of an indenture event of default, the institutional trustee as the sole holder of the junior subordinated debt securities will have the right under the indenture to declare the principal of and interest on the junior subordinated debt securities to be immediately due and payable. Citigroup and Citigroup Capital are each required to file annually with the institutional trustee an officers' certificate as to its compliance with all conditions and covenants under the declaration.

VOTING RIGHTS

    Except as described in this prospectus under "Description of Guarantee--Modification of Guarantee; Assignment," and except as provided under the Trust Act, the Trust Indenture Act and as otherwise required by law and the declaration, the holders of the capital securities will have no voting rights.

    The holders of a majority in aggregate liquidation amount of the capital securities have the right to direct any proceeding for any remedy available to the institutional trustee so long as the institutional trustee receives the tax opinion discussed below. The holders also have the right to direct the institutional trustee under the declaration to:

    (1) direct any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee;

    (2) waive any past indenture event of default that is waivable under Section
        5.13 of the indenture;

    (3) exercise any right to rescind or annul an acceleration of the maturity of the junior subordinated debt securities; or

    (4) consent to any amendment, modification or termination where such consent is required.

    Where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the junior subordinated debt securities, or a "super majority," then only a super majority may direct the institutional trustee to give such consent or take such action. If the institutional trustee fails to enforce its rights under the junior subordinated debt securities, any record holder of capital securities may directly sue Citigroup to enforce the institutional trustee's rights under the junior subordinated debt securities. The record holder does not have to sue the institutional trustee or any other person or entity before enforcing his rights.

    The institutional trustee is required to notify all holders of the capital securities of any notice of default received from the indenture trustee. The notice is required to state that the event of default also constitutes a declaration event of default. Except for directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee will not take any of the actions described in clauses (1),
(2), (3) or (4) above unless the institutional trustee receives an opinion of a nationally recognized independent tax counsel. The opinion must be to the effect that, as a result of such action, Citigroup Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.

    If the consent of the institutional trustee is required under the indenture for any amendment, modification or termination of the indenture, the institutional trustee is required to request the written direction of the holders of the trust securities. Then, the institutional trustee will vote as directed by a majority in liquidation amount of the trust securities voting together as a single class. Where any amendment, modification or termination under the indenture would require the consent of a super majority, however, the institutional trustee may only give such consent at the direction of the holders of the same super majority of the holders of the trust securities. The institutional trustee is not required to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained a tax opinion to the effect described above.

    A waiver of an indenture event of default by the institutional trustee at the direction of the holders of the capital securities will constitute a waiver of the corresponding declaration event of default.

    Any required approval or direction of holders of capital securities may be given at a separate meeting of holders of capital securities convened for such purpose, at a meeting of all of the holders of trust securities or by written consent. The regular trustees will mail to each holder of record of capital securities a notice of any meeting at which such holders are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken. Each such notice will include a statement setting forth the following information:

    - the date of such meeting or the date by which such action is to be taken;

    - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

    - instructions for the delivery of proxies or consents.

    No vote or consent of the holders of capital securities will be required for Citigroup Capital to redeem and cancel capital securities or distribute junior subordinated debt securities in accordance with the declaration.

    Despite the fact that holders of capital securities are entitled to vote or consent under the circumstances described above, any of the capital securities that are owned at the time by Citigroup or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citigroup, will not be entitled to vote or consent. Instead, these capital securities will be treated as if they were not outstanding.

    The procedures by which holders of capital securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Holders of the capital securities generally will have no rights to appoint or remove the Citigroup trustees. Instead, the trustees may be appointed, removed or replaced solely by Citigroup as the indirect or direct holder of all of the common securities.

MODIFICATION OF THE DECLARATION

    The declaration may be modified and amended if approved by the regular trustees, and in certain circumstances, the institutional trustee and the Delaware trustee. If, however, any proposed amendment provides for, or the regular trustees otherwise propose to effect,

    (1) any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise or

    (2) the dissolution, winding-up or termination of Citigroup Capital other than pursuant to the terms of the declaration,

then the holders of the trust securities voting together as a single class will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the trust securities affected thereby. If, however, any amendment or proposal referred to in clause (1) above would adversely affect only the capital securities or the common securities, then only holders of the affected class will be entitled to vote on such amendment or proposal. Such amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of such class of trust securities.

    Despite the foregoing, no amendment or modification may be made to the declaration if such amendment or modification would

    (1) cause Citigroup Capital to be classified for United States federal income tax purposes as other than a grantor trust,

    (2) reduce or otherwise adversely affect the powers of the institutional trustee or

    (3) cause Citigroup Capital to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    Citigroup Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described below. Citigroup Capital may, with the consent of the regular trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that:

    (1) such successor entity either

       (a) expressly assumes all of the obligations of Citigroup Capital under the trust securities or

       (b) substitutes for the capital securities other successor securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

    (2) Citigroup expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee, in its capacity as the holder of the junior subordinated debt securities;

    (3) the capital securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the capital securities are then listed or quoted;

    (4) such merger, consolidation, amalgamation or replacement does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

    (5) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

    (6) such successor entity has a purpose identical to that of Citigroup Capital;

    (7) prior to such merger, consolidation, amalgamation or replacement, Citigroup Capital has received an opinion of a nationally recognized independent counsel to Citigroup Capital experienced in such matters to the effect that

       (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity; and

       (b) following such merger, consolidation, amalgamation or replacement, neither Citigroup Capital nor such successor entity will be required to register as an "investment company" under the 1940 Act; and

    (8) Citigroup guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

    Despite the foregoing, Citigroup Capital shall not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger or replacement would cause Citigroup Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The capital securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global capital securities, without distribution coupons. Each global capital security will be deposited with, or on behalf of, The Depositary Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these capital securities and will be considered the sole owner of the capital securities for purposes of the declaration.

    Purchasers of capital securities may only hold interests in the global notes through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary-- banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the capital security holdings of its participants, and these participants will in turn maintain accounts showing the capital security holdings of their customers. Some of these customers may themselves be securities intermediaries holding capital securities for their customers. Thus, each beneficial owner of a book-entry capital security will hold that capital security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

    The capital securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the capital securities will generally not be entitled to have the capital securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of capital securities. The book-entry system for holding capital securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    A beneficial owner of book-entry securities represented by a global capital security may exchange the securities for definitive (paper) capital securities only if:

    (a) DTC is unwilling or unable to continue as depositary for such global capital security and Citigroup is unable to find a qualified replacement for DTC within 90 days;

    (b) at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

    (c) Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive capital securities in registered form.

    Unless we indicate otherwise in the applicable prospectus supplement, any global capital security that is exchangeable will be exchangeable in whole for definitive notes in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $25 and whole multiples of $25. Definitive capital securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

    In this prospectus, for book-entry capital securities, references to actions taken by capital security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to capital security holders will mean payments and notices of redemption to DTC as the registered holder of the capital securities for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

    DTC's management is aware that some computer applications, systems, and the like for processing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    Citigroup and the Trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to Citigroup Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, capital securities certificates are required to be printed and delivered. Additionally, the regular trustees, with the consent of Citigroup, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the capital securities. In that event, certificates for the capital securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Citigroup and Citigroup Capital believe to be reliable, but neither Citigroup nor Citigroup Capital takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

    Prior to the occurrence of a default relating to the trust securities, the institutional trustee undertakes to perform only such duties as are specifically set forth in the declaration. After such a default, the institutional trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The institutional trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of capital securities unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Despite the foregoing, the holders of capital securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration event of default.

PAYING AGENT

    In the event that the capital securities do not remain in book-entry only form, the following provisions will apply:

    - the institutional trustee will act as paying agent and may designate an additional or substitute paying agent at any time;

    - registration of transfers of capital securities will be effected without charge by or on behalf of Citigroup Capital, but upon payment, with the giving of such indemnity as Citigroup Capital or the Company may require, in respect of any tax or other government charges that may be imposed in relation to it; and

    - Citigroup Capital will not be required to register or cause to be registered the transfer of capital securities after such capital securities have been called for redemption.

GOVERNING LAW

    The declaration and the capital securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The regular trustees are authorized and directed to operate Citigroup Capital in such a way so that Citigroup Capital will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. Citigroup is authorized and directed to conduct its affairs so that the junior subordinated debt securities will be treated as indebtedness of Citigroup for United States federal income tax purposes. In this connection, Citigroup and the regular trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Citigroup Capital or the certificate of incorporation of Citigroup, that each of Citigroup and the regular trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the capital securities or vary the terms of the capital securities.

    Holders of the capital securities have no preemptive rights.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    Set forth below is a description of the specific terms of the junior subordinated debt securities in which Citigroup Capital will invest the proceeds from the issuance and sale of the trust securities. The following description is not intended to be complete and is qualified by the indenture, dated as of October 7, 1996, between Citigroup and The Chase Manhattan Bank, as the indenture trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part and the Trust Indenture Act. Several capitalized terms used herein are defined in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

    Under circumstances discussed more fully below involving the dissolution of Citigroup Capital, provided that any required regulatory approval is obtained, junior subordinated debt securities will be distributed to the holders of the trust securities in liquidation of Citigroup Capital. See "Description of the Capital Securities--Special Event Redemption or Distribution."

    If the junior subordinated debt securities are distributed to the holders of the capital securities, Citigroup will use its best efforts to have the junior subordinated debt securities listed on the NYSE or on such other national securities exchange or similar organization on which the capital securities are then listed or quoted.

GENERAL

    The junior subordinated debt securities will be issued as unsecured debt under the indenture. The junior subordinated debt securities will be limited in aggregate principal amount to approximately $618,556,725. This amount is the sum of the aggregate stated liquidation amount of the capital securities and the capital contributed by Citigroup to Citigroup Capital in exchange for the common securities. (Section 3.1)

    The entire principal amount of the junior subordinated debt securities will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest (as defined herein) and additional interest (as defined herein), if any, on March 15, 2029.

    If junior subordinated debt securities are distributed to holders of capital securities in liquidation of such holders' interests in Citigroup Capital, such junior subordinated debt securities will initially be issued in the form of one or more global securities (as described below). As described in this prospectus, under limited circumstances, junior subordinated debt securities may be issued in certificated form in exchange for a global security. In the event that junior subordinated debt securities are issued in certificated form, such junior subordinated debt securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debt securities issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debt securities. In the event junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable and junior subordinated debt securities will be exchangeable for junior subordinated debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. Payment of interest may be made at the option of Citigroup by check mailed to the address of the persons entitled thereto. See "--Book-Entry and Settlement."

    Citigroup does not intend to issue and sell the junior subordinated debt securities to any purchasers other than Citigroup Capital.

    There are no covenants or provisions in the indenture that would afford the holders of the junior subordinated debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Citigroup that may adversely affect such holders.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The indenture provides that Citigroup will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless:

    - the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on all junior subordinated debt securities issued thereunder and the performance of every other covenant of the indenture on the part of Citigroup; and

    - immediately thereafter no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing.

    Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Citigroup under the indenture. Thereafter the predecessor corporation shall be relieved of all obligations and covenants under the indenture and the junior subordinated debt securities. (Sections 8.1 and 8.2)

SUBORDINATION

    The indenture provides that the junior subordinated debt securities are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of Citigroup. This means that no payment of principal, including redemption payments, premium, if any, or interest on the junior subordinated debt securities may be made if:

    - any Senior Indebtedness of Citigroup has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or waived or ceased to exist; or

    - the maturity of any Senior Indebtedness of Citigroup has been accelerated because of a default.

    Upon any distribution of assets of Citigroup to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Citigroup must be paid in full before the holders of junior subordinated debt securities are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of Citigroup then outstanding, the rights of the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness of Citigroup to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the junior subordinated debt securities are paid in full.

    The term "Senior Indebtedness" means, with respect to Citigroup:

        (1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup;

        (2) all capital lease obligations of Citigroup;

        (3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

        (4) all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, banker's acceptance, security purchase facilities or similar credit transactions;

        (5) all obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

        (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

        (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup, whether or not such obligation is assumed by such obligor, except for

           (A) any such indebtedness that is by its terms subordinated to or equally with the junior subordinated debt securities and

           (B) any indebtedness between or among Citigroup or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other Citigroup trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with Citigroup that is a financing vehicle of Citigroup in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by Citigroup pursuant to an instrument that ranks equally with, or junior to, the guarantee.

    Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Citigroup.

OPTIONAL REDEMPTION

    Citigroup shall have the right to redeem the junior subordinated debt securities, in whole or in part, from time to time, on or after March 15, 2004, or at any time upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event, as described above, upon not less than 30 nor more than 60 days' notice. The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including additional interest (as described below), if any, to the redemption date. If a partial redemption of the capital securities resulting from a partial redemption of the junior subordinated debt securities would result in the delisting of the capital securities, Citigroup may only redeem the junior subordinated debt securities in whole. (Section 11.2) Citigroup may need regulatory approval to redeem the junior subordinated debt securities. See "Description of the Capital Securities--Special Event Redemption."

INTEREST

    The junior subordinated debt securities will bear interest at the annual rate of 6 7/8%, from and including the original date of issuance, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 1999. Each date on which interest is paid is called an "interest payment date." Interest will be paid to the person in whose name such junior subordinated debt security is registered, with limited exceptions, at the close of business on the business day next preceding such interest payment date. In the event the junior subordinated debt securities shall not continue to remain in book-entry only form, Citigroup shall have the right to select record dates, which shall be more than 14 days but less than 60 days prior to the interest payment date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the junior subordinated debt securities is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Citigroup can defer interest payments by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods. However, no extension period may extend beyond the maturity of the junior subordinated debt securities. At the end of such extension period, Citigroup shall pay all interest then accrued and unpaid, including any additional interest as described under "Additonal Interest" below, together with interest thereon compounded quarterly at the rate specified for the junior subordinated debt securities to the extent permitted by applicable law. During any such extension period:

    - Citigroup shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than

       - repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

       - as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

       - the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

    - Citigroup shall not make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

The foregoing, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any extension period, Citigroup may further defer payments of interest by extending such extension period. Such extension period, including all such previous and further extensions, however, may not exceed 20 consecutive quarterly interest periods, including the quarterly interest period in which notice of such extension period is given. No extension period, however, may extend beyond the maturity of the junior subordinated debt securities. Upon the termination of any extension period and the payment of all amounts then due, Citigroup may commence a new extension period, if consistent with the terms set forth in this section. No interest during an extension period, except at the end of such period, shall be due and payable.

    Citigroup has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debt securities. If the institutional trustee is the sole holder of the junior subordinated debt securities, Citigroup shall give the regular trustees and the institutional trustee notice of its selection of such extension period one business day prior to the earlier of

    (1) the date distributions on the capital securities would be payable, if not for such extension period, or

    (2) the date the regular trustees are required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the capital securities of the record date or the date such distribution would be payable, if not for such extension period, but in any event one business day prior to such record date. The regular trustees shall give notice of Citigroup's selection of such extension period to the holders of the capital securities. If the institutional trustee is not the sole holder of the junior subordinated debt securities, Citigroup shall give the holders of the junior subordinated debt securities notice of its selection of such extension period ten business days prior to the earlier of

    (1) the next succeeding interest payment date or

    (2) the date upon which Citigroup is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the junior subordinated debt securities of the record or payment date of such related interest payment. (Sections 13.1 and 13.2)

ADDITIONAL INTEREST

    If at any time Citigroup Capital is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then Citigroup will be required to pay additional interest on the junior subordinated debt securities. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by Citigroup Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Citigroup Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that Citigroup Capital will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges.

INDENTURE EVENTS OF DEFAULT

    The indenture provides that the following are events of default relating to the junior subordinated debt securities:

    (1) default in the payment of the principal of, or premium, if any, on, any junior subordinated debt security at its maturity;

    (2) default for 30 days in the payment of any installment of interest on any junior subordinated debt security;

    (3) default for 90 days after written notice in the performance of any other covenant in respect of the junior subordinated debt securities;

    (4) specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Citigroup; and

    (5) any other event of default provided in the applicable resolution of the board of directors or supplemental indenture under which the junior subordinated debt securities are issued.

The indenture trustee may withhold notice to the holders of the junior subordinated debt securities of any default with respect thereto, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of such holders. (Section 5.1)

    If any indenture event of default shall occur and be continuing, the institutional trustee, as the holder of the junior subordinated debt securities, will have the right to declare the principal of and the interest on the junior subordinated debt securities, including any compound interest and additional interest, if any, and any other amounts payable under the indenture to be immediately due and payable. The institutional trustee may also enforce its other rights as a creditor relating to the junior subordinated debt securities. (Section 5.2) An indenture event of default also constitutes a declaration event of default. The holders of capital securities in limited circumstances have the right to direct the institutional trustee to exercise its rights as the holder of the junior subordinated debt securities. See "Description of the Capital Securities--Declaration Events of Default" and "--Voting Rights."

    Despite the foregoing, if a declaration event of default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities when such interest or principal is payable, Citigroup acknowledges that, in such event, a holder of capital securities may sue for payment on or after the respective due date specified in the junior subordinated debt securities. Citigroup may not amend the indenture to remove this right to bring a direct action without the prior written consent of all of the holders of capital securities of Citigroup Capital. Despite any payment made to such holder of capital securities by Citigroup in connection with a direct action, Citigroup shall remain obligated to pay the principal of or interest on the junior subordinated debt securities held by Citigroup Capital or the institutional trustee of Citigroup Capital. Citigroup shall be subrogated to the rights of the holder of such capital securities relating to payments on the capital securities to the extent of any payments made by Citigroup to such holder in any direct action. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities. (Sections
5.7 and 5.8)

MODIFICATIONS AND AMENDMENTS

    Modifications and amendments to the indenture may be made by Citigroup and the indenture trustee with the consent of the holders of a majority in principal amount of the junior subordinated debt securities at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each junior subordinated debt security affected thereby:

    (1) modify the terms of payment of principal, premium, if any, or interest on; or

    (2) reduce the percentage of holders of junior subordinated debt securities necessary to modify or amend the indenture or waive compliance by Citigroup with any covenant or past default.

If the junior subordinated debt securities are held by Citigroup Capital or a trustee of Citigroup Capital, such supplemental indenture shall not be effective until the holders of a majority in liquidation preference of trust securities of Citigroup Capital shall have consented to such supplemental indenture. If the consent of the holder of each outstanding junior subordinated debt security is required, such supplemental indenture shall not be effective until each holder of the trust securities of Citigroup Capital shall have consented to such supplemental indenture. (Section 9.2)

DISCHARGE AND DEFEASANCE

    Citigroup may discharge most of its obligations to holders of the junior subordinated debt securities issued under the indenture if such junior subordinated debt securities have not already been delivered to the indenture trustee for cancellation and either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. Citigroup discharges its obligations by depositing with the indenture trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest on all outstanding junior subordinated debt securities and to make any mandatory scheduled installment payments thereon when due. (Section 4.1)

    Unless otherwise specified in this prospectus relating to the junior subordinated debt securities, Citigroup, at its option:

    (1) will be released from any and all obligations in respect of the junior subordinated debt securities, which is known as "defeasance and discharge"; or

    (2) need not comply with certain covenants specified herein regarding the junior subordinated debt securities, which is known as "covenant defeasance."

If Citigroup exercises its covenant defeasance option, the failure to comply with any defeased covenant and any event of default in the applicable resolution of the board of directors or supplemental indenture will no longer be an event of default under the indenture.

    To exercise either its defeasance and discharge or covenant defeasance options, Citigroup must

    (1) deposit with the indenture trustee, in trust, money or U.S. Government Obligations in an amount sufficient to pay all the principal of and premium, if any, and any interest on the junior subordinated debt securities when such payments are due; and

    (2) deliver an opinion of counsel, which, in the case of a defeasance and discharge pursuant to clause (1) of this sentence, must be based upon a ruling or administrative pronouncement of the IRS, to the effect that the holders of the junior subordinated debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be required to pay federal income tax in the same manner as if such defeasance had not occurred. (Sections 4.2, 4.3 and 4.4).

    When there is a defeasance and discharge, the indenture will no longer govern the junior subordinated debt securities, Citigroup will no longer be liable for payment and the holders of such junior subordinated debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated for payments when due if the deposited funds are not sufficient to pay the holders.

    The obligations under the indenture to pay all expenses of Citigroup Capital, to register the transfer or exchange of junior subordinated debt securities, to replace mutilated, defaced, destroyed, lost or stolen junior subordinated debt securities, and to maintain paying agents and hold monies for payment in trust will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options.

CONCERNING THE INDENTURE TRUSTEE

    The indenture trustee has extended substantial credit facilities, the borrowings under which constitute Senior Indebtedness, to Citigroup. Citigroup and certain of its subsidiaries also maintain bank accounts, borrow money and have other customary commercial banking or investment banking relationships with the indenture trustee in the ordinary course of business.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of capital securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Citigroup Capital as a result of the occurrence of a Special Event, the junior subordinated debt securities will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a "global security." Except under the limited circumstances described below, junior subordinated debt securities represented by a global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debt securities in definitive form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in such a global security.

    Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of junior subordinated debt securities in definitive form and will not be considered the holders, as defined in the indenture, of such global security for any purpose under the indenture. A global security representing junior subordinated debt securities is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

THE DEPOSITARY

    If junior subordinated debt securities are distributed to holders of capital securities in liquidation of such holders' interests in Citigroup Capital, DTC will act as securities depositary for the junior subordinated debt securities. As of the date of this prospectus, the description in this prospectus of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments relating to the capital securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. Citigroup may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company."

    None of Citigroup, Citigroup Capital, the indenture trustee, any paying agent and any other agent of Citigroup or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

    A global security shall be exchangeable for junior subordinated debt securities registered in the names of persons other than the depositary or its nominee only if:

    - the depositary notifies Citigroup that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed;

    - the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed;

    - Citigroup, in its sole discretion, determines that such global security shall be so exchangeable; or

    - there shall have occurred an indenture event of default relating to such junior subordinated debt securities.

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
Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for junior subordinated debt securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

CERTAIN COVENANTS

    If the junior subordinated debt securities are issued to Citigroup Capital or a trustee of such trust in connection with the issuance of trust securities by Citigroup Capital and

        (1) there shall have occurred and be continuing an event of default;

        (2) Citigroup shall be in default relating to its payment of any obligations under the guarantee; or

        (3) Citigroup shall have given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then

    (a) Citigroup shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than

       - repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

       - as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

       - the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

    (b) Citigroup shall not make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

The above restriction, however, will not apply to any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid. (Section 13.3)

    So long as the trust securities remain outstanding, Citigroup will covenant to:

    - directly or indirectly maintain 100% ownership of the common securities of Citigroup Capital, unless a permitted successor of Citigroup succeeds to its ownership of the common securities;

    - not voluntarily dissolve, wind-up or terminate Citigroup Capital, except in connection with

       (a) a distribution of junior subordinated debt securities or

       (b) mergers, consolidations or amalgamations permitted by the declaration;

    - timely perform its duties as sponsor of Citigroup Capital; and

    - use its reasonable efforts to cause Citigroup Capital to

       (a) remain a statutory business trust, except in connection with the distribution of junior subordinated debt securities to the holders of trust securities in liquidation of Citigroup

           Capital, the redemption of all of the trust securities of Citigroup Capital, or mergers, consolidations or amalgamations, each as permitted by the declaration of Citigroup Capital, and

       (b) otherwise continue to be classified as a grantor trust for United States federal income tax purposes. (Section 10.5)

MISCELLANEOUS

    The indenture provides that Citigroup will pay all fees and expenses related to:

    - the offering of the trust securities and the junior subordinated debt securities;

    - the organization, maintenance and dissolution of Citigroup Capital;

    - the retention of the Citigroup trustees; and

    - the enforcement by the institutional trustee of the rights of the holders of the capital securities.

                            DESCRIPTION OF GUARANTEE

    Set forth below is a summary of information concerning the guarantee that will be executed and delivered by Citigroup for the benefit of the holders of capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The summary is not intended to be complete and is qualified in all respects by the provisions of the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the capital securities.

GENERAL

    Pursuant to and to the extent set forth in the guarantee, Citigroup will irrevocably and unconditionally agree to pay in full to the holders of the capital securities, except to the extent paid by Citigroup Capital, as and when due, regardless of any defense, right of set-off or counterclaim which Citigroup Capital may have or assert, the following payments, which are referred to as "guarantee payments," without duplication:

    - any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent Citigroup Capital has funds available for such distributions;

    - the redemption price of $25 per capital security, plus all accrued and unpaid distributions, to the extent Citigroup Capital has funds available for such redemptions, relating to any capital securities called for redemption by Citigroup Capital; and

    - upon a voluntary or involuntary dissolution, winding-up or termination of Citigroup Capital, other than in connection with the distribution of junior subordinated debt securities to the holders of capital securities or the redemption of all of the capital securities, the lesser of

       - the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment, or

       - the amount of assets of Citigroup Capital remaining for distribution to holders of the capital securities in liquidation of Citigroup Capital.

Citigroup's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Citigroup to the holders of capital securities or by causing Citigroup Capital to pay such amounts to such holders.

    The guarantee will be on a subordinated basis in relation to the capital securities from the time of issuance of the capital securities but will not apply to any payment of distributions or redemption price, or to payments upon the dissolution, winding-up or termination of Citigroup Capital, except to the extent Citigroup Capital has funds available for such payments. If Citigroup does not make interest payments on the junior subordinated debt securities, Citigroup Capital will not pay distributions on the capital securities and will not have funds available for such payments. The guarantee, when taken together with Citigroup's obligations under the junior subordinated debt securities, the indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of Citigroup Capital, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis by Citigroup of payments due on the capital securities. See "Description of Junior Subordinated Debt Securities."

IMPORTANT COVENANTS OF CITIGROUP

    In the guarantee, Citigroup will covenant that, so long as any capital securities remain outstanding, if there shall have occurred any event that would constitute an event of default under such guarantee or the declaration, then:

    - Citigroup shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto other than

        (1) repurchases, redemptions or other acquisitions of shares of capital stock of Citigroup in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

        (2) as a result of an exchange or conversion of any class or series of Citigroup's capital stock for any other class or series of Citigroup's capital stock; or

        (3) the purchase of fractional interests in shares of Citigroup's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

    - Citigroup shall not make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem, any debt securities issued by Citigroup which rank equally with or junior to the junior subordinated debt securities.

The guarantee, however, will except from the foregoing any stock dividends paid by Citigroup where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATION OF GUARANTEE; ASSIGNMENT

    The guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding capital securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of capital securities. All guarantees and agreements contained in the guarantee shall bind the successors, assignees, receivers, trustees and representatives of Citigroup and shall inure to the benefit of the holders of the capital securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the guarantee will occur upon the failure of Citigroup to perform any of its payment or other obligations required by the guarantee. The holders of a majority in aggregate liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

    If the guarantee trustee fails to enforce the guarantee trustee's rights under the guarantee, any holder of related capital securities may directly sue Citigroup to enforce the guarantee trustee's rights under the guarantee without first suing Citigroup Capital, the guarantee trustee or any other person or entity. A holder of capital securities may also directly sue Citigroup to enforce such holder's right to receive payment under the guarantee without first
(1) directing the guarantee trustee to enforce the terms of the guarantee or (2) suing Citigroup Capital or any other person or entity.

    Citigroup will be required to provide to the guarantee trustee such documents, reports and information as required by the Trust Indenture Act.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    Prior to the occurrence of a default relating to the guarantee, the guarantee trustee undertakes to perform only such duties as are specifically set forth in the guarantee. After such default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The guarantee will terminate as to the capital securities upon full payment of the redemption price of all capital securities, upon distribution of the junior subordinated debt securities to the holders of the capital securities or upon full payment of the amounts payable in accordance with the declaration upon liquidation of Citigroup Capital. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of capital securities must restore payment of any sums paid under the capital securities or the guarantee.

STATUS OF THE GUARANTEE

    The guarantee will constitute an unsecured obligation of Citigroup and will rank:

    - subordinate and junior in right of payment to all other liabilities of Citigroup;

    - equally with the most senior preferred or preference stock now or hereafter issued by Citigroup and with any guarantee now or hereafter entered into by Citigroup in respect of any preferred or preference stock of any subsidiary of Citigroup; and

    - senior to Citigroup's common stock.

    The terms of the capital securities provide that each holder of capital securities by acceptance of such securities agrees to the subordination provisions and other terms of the guarantee.

    The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may directly sue the guarantor to enforce its rights under the guarantee without suing any other person or entity.

GOVERNING LAW

    The guarantee will be governed by, and construed in accordance with, the internal laws of New York State.

                        EFFECT OF OBLIGATIONS UNDER THE
             JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

    As set forth in the declaration, the sole purpose of Citigroup Capital is to issue the trust securities and to invest the proceeds from such issuance and sale in the junior subordinated debt securities.

    As long as payments of interest and other payments are made when due on the junior subordinated debt securities, such payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

    - the aggregate principal amount of junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

    - the interest rate and the interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the capital securities;

    - under the indenture, Citigroup will pay, and Citigroup Capital will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of Citigroup Capital other than those relating to the trust securities; and

    - the declaration further provides that the Citigroup trustees may not cause or permit Citigroup Capital to engage in any activity that is not consistent with the purposes of Citigroup Capital.

    Payments of distributions, to the extent there are available funds, and other payments due on the capital securities, to the extent there are available funds, are guaranteed by Citigroup to the extent described in this prospectus. If Citigroup does not make interest payments on the junior subordinated debt securities, Citigroup Capital will not have sufficient funds to pay distributions on the capital securities. The guarantee is a subordinated guarantee in relation to the capital securities. The guarantee does not apply to any payment of distributions unless and until Citigroup Capital has sufficient funds for the payment of such distributions. See "Description of Guarantee."

    The guarantee covers the payment of distributions and other payments on the capital securities only if and to the extent that Citigroup has made a payment of interest or principal or other payments on the junior subordinated debt securities. The guarantee, when taken together with Citigroup's obligations under the junior subordinated debt securities and the indenture and its obligations under the declaration, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the capital securities.

    If Citigroup fails to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the declaration allows the holders of the capital securities to direct the institutional trustee to enforce its rights under the junior subordinated debt securities. If the institutional trustee fails to enforce these rights, any holder of capital securities may directly sue Citigroup to enforce such rights without first suing the institutional trustee or any other person or entity. See "Description of the Capital Securities--Book Entry Only Issuance--The Depository Trust Company" and "--Voting Rights."

    A holder of capital securities may institute a direct action if a declaration event of default has occurred and is continuing and such event is attributable to the failure of Citigroup to pay interest or principal on the junior subordinated debt securities on the date such interest or principal is otherwise payable. A direct action may be brought without first (1) directing the institutional trustee to enforce the terms of the junior subordinated debt securities or (2) suing Citigroup to enforce the institutional trustee's rights under the junior subordinated debt securities. In connection with such direct action, Citigroup will be subrogated to the rights of such holder of capital securities under the declaration to the extent of any payment made by Citigroup to such holder of capital securities. Consequently, Citigroup will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from Citigroup Capital.

    Citigroup acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the capital securities. If Citigroup fails to make payments under the guarantee, the guarantee allows the holders of the capital securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the guarantee, any holder of capital securities may directly sue Citigroup to enforce the guarantee trustee's rights under the guarantee. Such holder need not first sue Citigroup Capital, the guarantee trustee, or any other person or entity. A holder of capital securities may also directly sue Citigroup to enforce such holder's right to receive payment under the guarantee. Such holder need not first (1) direct the guarantee trustee to enforce the terms of the guarantee or (2) sue Citigroup Capital or any other person or entity.

    Citigroup and Citigroup Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by Citigroup of payments due on the capital securities. See "Description of Guarantee--General."

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of capital securities. Unless otherwise stated, this summary deals only with capital securities held as capital assets by holders who purchase the capital securities upon original issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, common trust funds, insurance companies, dealers in securities or currencies, tax-exempt investors, persons that have a functional currency other than the United States Dollar or persons that will hold the capital securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the capital securities. This summary is based on the Internal Revenue Code of 1986, Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date of this prospectus, all of which could change, possibly with retroactive effect.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    In connection with the issuance of the junior subordinated debt securities, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Citigroup and Citigroup Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the junior subordinated debt securities held by Citigroup Capital will be classified for United States federal income tax purposes as indebtedness of Citigroup.

CLASSIFICATION OF CITIGROUP CAPITAL

    In connection with the issuance of the capital securities, Skadden, Arps, Slate, Meagher & Flom LLP will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declaration, the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, Citigroup Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the junior subordinated debt securities. Each holder will be required to include in its gross income all interest or original issue discount and any gain recognized relating to its allocable share of those junior subordinated debt securities.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under Treasury regulations applicable to debt instruments issued on or after August 13, 1996, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Citigroup believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the regulations. Based on the foregoing, Citigroup believes that, although the matter is not free from doubt, the junior subordinated debt securities will not be considered to be issued with OID at the time of their original issuance. Accordingly, each holder of capital securities should include in gross income such holder's allocable share of interest on the junior subordinated debt securities in accordance with such holder's method of tax accounting.

    Under the regulations, if the option to defer any payment of interest was determined not to be "remote," or if Citigroup exercised such option, the junior subordinated debt securities would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the junior subordinated debt securities would thereafter be treated as OID as long as the junior subordinated debt securities remained outstanding. In such event, all of a holder's taxable interest income relating to the junior subordinated debt securities would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of capital securities would be required to include in gross income OID even though Citigroup would not make any actual cash payments during an extension period.

    No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term "remote" as used in the regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

    Because income on the capital securities will constitute interest or OID, corporate holders of capital securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the capital securities.

RECEIPT OF JUNIOR SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF
  CITIGROUP CAPITAL

    Under the circumstances described in this prospectus, junior subordinated debt securities may be distributed to holders in exchange for capital securities upon the liquidation of Citigroup Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the junior subordinated debt securities equal to such holder's aggregate tax basis in its capital securities. A holder's holding period in the junior subordinated debt securities received in liquidation of Citigroup Capital would include the period during which the capital securities were held by such holder. See "Description of the Capital Securities--Special Event Redemption or Distribution."

    Under the circumstances described in this prospectus, the junior subordinated debt securities may be redeemed by Citigroup for cash and the proceeds of such redemption distributed by Citigroup Capital to holders in redemption of their capital securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a holder could recognize gain or loss as if it had sold such redeemed capital securities for cash. See "Description of the Capital Securities" and "United States Federal Income Taxation--Sales of Capital Securities."

SALES OF CAPITAL SECURITIES

    A holder that sells capital securities will be considered to have disposed of all or part of its ratable share of the junior subordinated debt securities. Such holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the sale of such capital securities. Assuming that Citigroup does not exercise its option to defer payment of interest on the junior subordinated debt securities and that the junior subordinated debt securities are not deemed to be issued with OID, a holder's adjusted tax basis in the capital securities generally will be its initial purchase price. If the junior subordinated debt securities are deemed to be issued with OID, a holder's tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in such holder's gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the junior subordinated debt securities were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to such holder's ratable share of the junior subordinated debt securities required to be included in income, and generally will be a long-term capital gain or loss if the capital securities have been held for more than one year.

    Should Citigroup exercise its option to defer payment of interest on the junior subordinated debt securities, the capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest relating to the underlying junior subordinated debt securities. In the event of such a deferral, a holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debt securities to the date of disposition and to add such amount to its adjusted tax basis in its ratable share of the underlying junior subordinated debt securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

NON-UNITED STATES HOLDERS

    For purposes of this discussion, a "non-United States holder" is any person other than:

    - a citizen or a resident of the United States;

    - a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

    - an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source; or

    - a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more United States persons have the authority to control all of the trust's substantial decisions.

The term "United States" means the United States of America, including the fifty states and the District of Columbia.

    Under present United States federal income tax law:

    - United States federal withholding tax will not be imposed on payments by Citigroup Capital or any of its paying agents to any holder of a capital security who or which is a non-United States holder; provided that:

       (1) the beneficial owner of the capital security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup entitled to vote,

       (2) the beneficial owner of the capital security is not a controlled foreign corporation that is related to Citigroup through stock ownership, and

       (3) either

           (A) the beneficial owner of the capital security certifies to Citigroup Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address, or

           (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the capital security in such capacity, certifies to Citigroup Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by such financial institution holding such security for the beneficial owner and furnishes Citigroup Capital or its agent with a copy thereof; and

    - United States federal withholding tax will generally not apply to any gain realized by a non-United States holder of a capital security upon the sale or other disposition of such security.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the capital securities will be reported to holders on Forms 1099, which forms should be mailed to holders of capital securities by January 31 following each calendar year.

BACKUP WITHHOLDING

    Unless a holder of capital securities complies with certain identification requirements, "backup" withholding tax of 31% may apply to payments made on, and proceeds from the sale of, the capital securities. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS on a timely basis.

    The United States Treasury Department recently issued final regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-United States holders after December 31, 1999. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a junior subordinated debt security. Holders of capital securities should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the capital securities.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS RELATING TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

    A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, should consider the fiduciary standards of ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment in the capital securities of Citigroup Capital. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

    ERISA and the Code prohibit ERISA plans, as well as individual retirement accounts and Keogh plans governed by section 4975 of the Code, from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code relating to the plan. The U.S. Department of Labor has issued a final regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests are deemed to be plan assets.

    Under such regulation, for purposes of ERISA and section 4975 of the Code, the assets of Citigroup Capital would be deemed to be "plan assets" of a plan whose assets were used to purchase capital securities of Citigroup Capital if the capital securities of Citigroup Capital were considered to be equity interests in Citigroup Capital and no exception to plan asset status were applicable under such regulation.

    If the assets of Citigroup Capital were deemed to be plan assets of plans that are holders of the capital securities of Citigroup Capital, a plan's investment in the capital securities of Citigroup Capital might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by a fiduciary investing in capital securities of Citigroup Capital. Also, Citigroup might be considered a "party in interest" or "disqualified person" relating to plans whose assets were used to purchase capital securities of Citigroup Capital. If this were the case, an investment in capital securities of Citigroup Capital by a plan might constitute, or in the course of the operation of Citigroup Capital give rise to, a prohibited transaction under ERISA or the Code. In particular, it is likely that under such circumstances a prohibited extension of credit to Citigroup would be considered to occur under ERISA and the Code.

    In addition, Citigroup might be considered a "party in interest" or "disqualified person" for certain plans for reasons unrelated to the operation of Citigroup Capital, E.G., because of the provision of services by Citigroup or an affiliate to the plan. A purchase of capital securities of Citigroup Capital by any such plan would be likely to result in a prohibited extension of credit to Citigroup, without regard to whether the assets of Citigroup Capital constituted plan assets.

    Because of the possibility that a prohibited extension of credit could occur as a result of the purchase or holding of the capital securities of Citigroup Capital by a plan, the capital securities of Citigroup Capital may be not purchased or held by any plan or any person investing "plan assets" of any plan, unless such purchaser or holder is eligible for the exemptive relief available under:

    - Prohibited Transaction Class Exemption 96-23 for transactions determined by in-house asset managers,

    - PTCE 95-60 for transactions involving insurance company general accounts,

    - PTCE 91-38 for transactions involving bank collective investment funds,

    - PTCE 90-1 for transactions involving insurance company separate accounts, or

    - PTCE 84-14 for transactions determined by independent qualified asset managers.

    Any purchaser of the capital securities of Citigroup Capital or any interest therein will be deemed to have represented to Citigroup Capital that either

    (a) it is not a plan and is not purchasing such securities or interest therein on behalf of or with "plan assets" of any plan or

    (b) its purchase and holding of the capital securities of Citigroup Capital or interest therein is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

    Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of capital securities of Citigroup Capital with plan assets consult with its counsel regarding the consequences under ERISA and the Code of the acquisition and ownership of capital securities of Citigroup Capital and the availability of exemptive relief under the class exemptions listed above. In JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK, 114 S.Ct. 517 (1993), the Supreme Court ruled that assets held in an insurance company's general account may be deemed to be "plan assets" for ERISA purposes under certain circumstances. The issues raised in HARRIS TRUST have also been the subject of legislative action, and have been addressed in proposed regulations issued by the U.S. Department of Labor in December 1997.

                                  UNDERWRITING

    Pursuant to the terms and conditions of the underwriting agreement dated March 18, 1999, each underwriter named below has severally agreed to purchase from Citigroup Capital, and Citigroup Capital has agreed to sell to such underwriter, the number of capital securities set forth opposite the name of such underwriter below.

                                            NUMBER OF
                                             CAPITAL
    UNDERWRITER                            SECURITIES
-----------------------------------------  -----------
Salomon Smith Barney Inc.................   3,230,000
A.G. Edwards & Sons, Inc.................   3,230,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...................   3,230,000
Morgan Stanley & Co. Incorporated........   3,230,000
PaineWebber Incorporated.................   3,230,000
Prudential Securities Incorporated.......   3,230,000
ABN AMRO Incorporated....................     318,000
Bear, Stearns & Co. Inc..................     318,000
Goldman, Sachs & Co......................     318,000
Lehman Brothers Inc......................     318,000
BBV LatInvest Securities Inc.............     144,000
BT Alex. Brown Incorporated..............     144,000
CIBC Oppenheimer Corp....................     144,000
Dain Rauscher Incorporated...............     144,000
Donaldson, Lufkin & Jenrette Securities
  Corporation............................     144,000
EVEREN Securities, Inc...................     144,000
Fidelity Capital Markets,
   A Division of National Financial
  Services
   Corporation...........................     144,000
Fleet Securities, Inc....................     144,000
J.C. Bradford & Co.......................     144,000
McDonald & Company Securities, Inc.......     144,000
Piper Jaffray Inc........................     144,000
Robert W. Baird & Co. Incorporated.......     144,000
The Robinson-Humphrey Company, LLC.......     144,000
SG Cowen Securities Corporation..........     144,000
Warburg Dillon Read LLC..................     144,000
Wheat First Securities, Inc..............     144,000

                                            NUMBER OF
                                             CAPITAL
    UNDERWRITER                            SECURITIES
-----------------------------------------  -----------

Advest, Inc..............................      36,000
Craigie Incorporated.....................      36,000
Crowell, Weedon & Co.....................      36,000
Davenport & Co. of Virginia, Inc.........      36,000
Doft & Co., Inc..........................      36,000
Doley Securities, Inc....................      36,000
Fahnestock & Co. Inc.....................      36,000
Fifth Third/The Ohio Company.............      36,000
First Albany Corporation.................      36,000
Gibraltar Securities Co..................      36,000
Gruntal & Co., L.L.C.....................      36,000
Interstate/Johnson Lane Corporation......      36,000
J.J.B. Hilliard, W.L. Lyons, Inc.........      36,000
Janney Montgomery Scott Inc..............      36,000
Legg Mason Wood Walker, Incorporated.....      36,000
McGinn, Smith & Co., Inc.................      36,000
Mesirow Financial, Inc...................      36,000
Morgan Keegan & Company, Inc.............      36,000
Olde Discount Corporation................      36,000
Roney Capital Markets....................      36,000
Charles Schwab Corp......................      36,000
Scott & Stringfellow, Inc................      36,000
Stephens Inc.............................      36,000
Stifel, Nicolaus & Company,
  Incorporated...........................      36,000
Sutro & Co. Incorporated.................      36,000
TD Securities (USA) Inc..................      36,000
Tucker Anthony Incorporated..............      36,000
Utendahl Capital Partners, L.P...........      36,000
Wedbush Morgan Securities................      36,000
                                           -----------
    Total................................  24,000,000
                                           -----------
                                           -----------

    The underwriters are obligated to take and pay for the total number of capital securities offered hereby if any such capital securities are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    Underwriters, dealers and agents may be entitled, under agreements with Citigroup Capital and Citigroup, to indemnification by Citigroup against liabilities relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup Capital and Citigroup and affiliates of Citigroup Capital and Citigroup in the ordinary course of business.

    Citigroup Capital and Citigroup have agreed, during the period beginning on the date of the underwriting agreement and continuing to and including the date that is 60 days after the closing date for the purchase of the capital securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities, including any backup undertakings of such preferred stock or other securities, of Citigroup or of Citigroup Capital, in each case that are substantially similar to the capital securities, or any securities convertible into or exchangeable for the capital securities or such substantially similar securities of either Citigroup Capital or Citigroup, except securities in the offering or with the prior written consent of Salomon Smith Barney Inc.

    In view of the fact that the proceeds of the sale of the capital securities will ultimately be used to purchase the junior subordinated debt securities of Citigroup, the underwriting agreement provides that Citigroup will pay as compensation to the underwriters $0.7875 per capital security for the accounts of the several underwriters ($18,900,000 in the aggregate). However, such compensation will be $0.50 per capital security for sales of 10,000 or more capital securities to a single purchaser. Therefore, to the extent of such sales, the actual amount of underwriters' compensation will be less than the aggregate amount specified in the preceding sentence.

    The underwriters propose to offer the capital securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may also offer the capital securities to dealers at a price that represents a concession not in excess of $0.50 per capital security, provided that such concession for sales of 10,000 or more capital securities to a single purchaser will not be in excess of $0.30 per capital security. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.35 per capital security to brokers and dealers. After the capital securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

    Application will be made to list the capital securities on the NYSE. If approved for listing, Citigroup expects the capital securities will begin trading on the NYSE within 30 days after they are first issued.

    The broker-dealer subsidiaries of Citigroup are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the capital securities. Accordingly, offerings of capital securities in which Citigroup's broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

    In connection with this offering and in accordance with applicable law and industry practice, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the capital securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

    - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

    - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when capital securities originally sold by the syndicate member are purchased in syndicate covering transactions.

    These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. The underwriters are not required to engage in any of these activities, or continue such activities if commenced.

    If any broker-dealer subsidiary makes an offering of the capital securities, such offering will be conducted pursuant to the applicable sections of Rule 2810 of the Conduct Rules of the NASD. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

    This prospectus may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the capital securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup's broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup's broker-dealer subsidiaries have any obligation to make a market in any of the capital securities and may discontinue any market-making activities at any time without notice, at their sole discretion.

                                 LEGAL MATTERS

    Skadden, Arps, Slate, Meagher & Flom LLP New York, New York, will act as legal counsel to Citigroup. Dewey Ballantine LLP, New York, New York, will act as legal counsel to the underwriters. Kenneth J. Bialkin, a partner of Skadden, Arps, Slate, Meagher & Flom LLP is a director of Citigroup and he and other attorneys in such firm beneficially own an aggregate of less than 1% of the common stock of Citigroup. Dewey Ballantine LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future. A member of Dewey Ballantine LLP participating in this matter is the beneficial owner of an aggregate of less than 1% of Citigroup's common stock.

                                    EXPERTS

    The consolidated financial statements of Citigroup Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements are included in Citigroup's annual report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this prospectus. The report of KPMG LLP also is incorporated by reference in this prospectus. This report states that KPMG LLP did not audit the consolidated financial statements of Salomon Inc and its subsidiaries for the year ended December 31, 1996, appearing in Salomon Inc's annual report on Form 10-K for the year ended December 31, 1996. The report also states that their opinion regarding any amounts derived from the Salomon financial statements is based on the report of Arthur Andersen LLP. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus in reliance upon such reports and upon the authority of said firms as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             24,000,000 Securities
                              CITIGROUP CAPITAL VI

            6 7/8% CAPITAL SECURITIES (TRUPS-REGISTERED TRADEMARK-)
                             $25 LIQUIDATION AMOUNT

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                                 Citigroup Inc.

                                     [LOGO]
                                    -------

                                   PROSPECTUS

                                 March 18, 1999

                                   ---------

                              Salomon Smith Barney
                           A.G. Edwards & Sons, Inc.
                              Merrill Lynch & Co.
                           Morgan Stanley Dean Witter
                            PaineWebber Incorporated
                       Prudential Securities Incorporated

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